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                                                                    EXHIBIT 10.6

                               December 31, 1998


Mr. Kurt Mueller
Dataware Technologies, Inc.
One Canal Park
Cambridge, MA 02141


Dear Mr. Mueller:

This letter will confirm the agreements that we have reached concerning the termination of your employment from Dataware Technologies, Inc. following the Sovereign Hill acquisition and the compensation package that we have agreed to as a condition of such termination and in consideration of the continuing services you have agreed to provide.

1. Your active employment with Dataware will cease at the close of business on December 31, 1998. Dataware will pay you any accrued salary and other compensation to which you are entitled, including your 1998 bonus, when payable in the ordinary course, and will reimburse you for all outstanding business expenses you have incurred in the performance of your duties promptly upon presentation of customary documentation.

2. Your outstanding stock options under the Dataware 1993 Equity Incentive Plan (the "Plan") are hereby amended to provide that they will not terminate as a result of the termination of your employment but will remain exercisable until the respective expiration dates provided therein. All such options will continue to vest in accordance with their respective terms as long as you are still active with the company as a director. To the extent not already provided, vesting of such options will be accelerated, such that all such stock options shall become exercisable in full, upon a "change in control" of Dataware, as defined in the Plan, that occurs while you are a director.

3. You have agreed to act as a consultant for Dataware until June 30, 2000 (the "Transition Period") to perform the items listed in the transition memo to you dated December 31, 1998 and such other services as may be agreed between you and the President or Board of Directors of Dataware. You agree that you will make yourself available to work on such matters on a full-time basis through June 30, 1999, subject to reasonable outside commitments consistent with those you have heretofore observed and to prorated vacation and personal time at the same rates to which you are currently entitled. Thereafter, the Company may request that you work on such matters for up to 2-3 days per month on average during the 12-month period from July 1, 1999 through June 30, 2000; provided that you shall not be required to do so.

4. Dataware will provide you the compensation described in this paragraph during the Transition Period. Dataware will continue your salary payments at your current rate through June 30, 1999, and will pay you 50% of the 1999 bonus allocable to you under the 1999 executive compensation plan, when payable in the ordinary course. From July 1, 1999 through June 30, 2000, Dataware will pay you a monthly amount equal to your monthly average total compensation earned with respect to the fiscal years 1997 and 1998. If additional time is required by Dataware and mutually agreed upon, you will be paid $3000.00 per day of such additional time. During the Transition Period, Dataware will continue to provide you with all employee and fringe benefits, including without limitation medical and disability coverage and use as needed of an apartment in Cambridge rented by Dataware, that you have been receiving as President.

5. During the Transition Period, Dataware will provide you with a telephone, email, and a portable PC, which you will return when such services terminate. Dataware shall continue to reimburse you for business expenses incurred in the performance of your consulting services, including without limitation for travel to and from Germany, subject to Dataware's customary policies..

6. After the Transition Period, you shall be entitled to receive extended medical coverage at the group rate under COBRA by paying the applicable premium until you secure comparable coverage from
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    another source or for eighteen months, whichever is less. You will receive a separate notice of your COBRA rights.

7. You acknowledge that you shall continue to be bound by your non-competition, non-disclosure, and assignment of inventions agreements with Dataware during the Transition Period. Your obligations under your noncompetition shall continue for one year after the Transition Period, and your obligations under your non-disclosure agreement shall continue as provided therein. Copies of those agreements will be provided to you upon request.

8. You shall remain a director of Dataware, subject to resignation, removal, and the other provisions of the Restated Certificate of Incorporation and Bylaws, and shall be reimbursed for your expenses as a director. Assuming you remain a director following the Transition Period, you shall be eligible to receive meeting fees on the same basis as other nonemployee directors beginning with the first meeting of the Board of Directors after the Transition Period. You shall become eligible to receive stock options under the Dataware 1993 Director Stock Option Plan or other equity compensation provided to nonemployee directors effective upon the 2000 Annual Meeting of Stockholders.

9. You agree that you shall hereafter be an independent contractor and not an employee of Dataware; provided that Dataware may withhold such taxes from any amounts payable to you as may be required by law.

10. In exchange for the payments and the other benefits outlined above, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge Dataware from any and all manner of claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, promises, liabilities and expenses (including attorney's fees and costs), of every kind and nature whatsoever, whether known or unknown, either at law in equity, or mixed which you ever had, now has or may have by reason of any matter or thing which has happened, developed, or occurred before the signing of this Agreement, including, but not in limitation of the foregoing general terms, any claims, asserted or unasserted, arising from your employment with or separation from Dataware, and specifically including any claims you may have under any federal or state labor, employment or discrimination laws, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination In Employment Act of 1967, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1992, Chapter 151B of the Massachusetts General Laws, Sections 24A-24J of Chapter 149 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law, but excluding (i) any claims under this Agreement,
                           -------------
    (ii) any and all rights you have as a stockholder or holder of stock options of Dataware, (iii) your rights to indemnification by reason of your service as a director, officer, or agent of Dataware under the Restated Certificate of Incorporation and Bylaws or otherwise, and (iv) any and all other rights you have as a director of Dataware. Subject to the foregoing exclusions, it is expressly agreed and understood that this release is a General Release.

11. This Agreement shall be governed by Massachusetts law. This Agreement contains the entire agreement between you and Dataware concerning payment of severance or other compensation following the termination of your employment and supersedes all prior agreements and understandings, written or oral, including without limitation the letter agreement dated October 28, 1988, which is hereby terminated.


Since this is a binding legal document, you should consider it carefully before signing. You should consult with an attorney if you wish to do so. If you wish to accept the severance package as set out in this letter please sign the enclosed copy of this letter and return it to me. You may have up to fourteen days to decide whether to accept this severance agreement and release and you may have up to seven days after signing to rescind your acceptance. Therefore the agreement will not become binding until seven days after you have accepted it.
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Sincerely,

   /s/ Michael Gonnerman

Michael Gonnerman
Vice President and Chief Financial Officer



I have read the foregoing terms, fully understand them and freely accept them.



           /s/ Kurt Mueller                                 1/12/99
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               Kurt Mueller                                    Date